Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Team Health, Inc.
Knoxville, Tennessee
David Jones, CFO
(865) 693-1000

Team Finance LLC Announces Second Quarter 2007 Results

KNOXVILLE, Tenn. – August 9, 2007 – Team Health Inc.’s parent company, Team Finance LLC (the “Company”) today announced results for the second quarter ended June 30, 2007.

Net revenue less provision for uncollectibles (“revenue less provision”) in the second quarter of 2007 increased 13.4% to $303.6 million from $267.8 million in the corresponding period of 2006. Same contract revenue less provision for the quarter increased by 6.9% to $249.9 million from $233.8 million in the same period a year ago. Acquisitions and new sales, net of contracts that terminated in the period, contributed $11.8 million and $7.8 million of growth between periods, respectively. Net earnings were $7.6 million in the second quarter of 2007, compared to $2.2 million in the second quarter of 2006.

Net revenue less provision for the six months ended June 30, 2007 increased 14.0% to $606.2 million from $531.7 million in the same period of 2006. Same contract revenue less provision for the six months ended June 30, 2007 increased 6.5% to $487.9 million from $458.1 million in the corresponding period of 2006. Acquisitions contributed $26.9 million of the year over year growth and new sales, net of contracts that terminated in the period, contributed $17.8 million of growth between periods. Net earnings were $26.6 million for the six months ended June 30, 2007 compared to $7.1 million in the corresponding period of 2006. Included in the financial results for the six months ended June 30, 2007 and 2006 was a reduction of professional liability reserves related to prior years of $19.6 million and $12.1 million, respectively, resulting from the Company’s actuarial study completed in the first quarter of each year. The professional liability reserve adjustments resulted from an improved actuarial view of prior period loss estimates due primarily to favorable loss development during the periods and continued positive trends in the frequency of reported claims. The financial results for the first six months of 2006 also reflect an impairment loss, recorded in the first quarter of 2006, of $9.5 million to reduce the carrying value of goodwill and contract intangibles related to the Company’s anesthesia management business.

As of June 30, 2007, the Company had cash and cash equivalents of approximately $4.7 million and revolving credit facility borrowing availability of $125.0 million (without giving effect to $8.0 million of undrawn letters of credit). During the second quarter of 2007, the Company made a scheduled debt payment of $1.1 million. As a result of these activities, the Company’s total outstanding debt as of June 30, 2007 was $633.6 million and there were no amounts outstanding under the revolving credit facility. Cash flow provided by operations (after interest, taxes and changes in working capital) for the six months ended June 30, 2007 was $29.2 million compared to $16.4 million in 2006. The increase in operating cash flow between periods is primarily due to improved earnings and a reduced level of cash funding of accounts payable and other working capital payables between periods.

Lynn Massingale, M.D., Chief Executive Officer of Team Health, said, “On a quarter-over-quarter basis, we continued to experience positive momentum which allowed us to deliver very favorable financial results during the current quarter. The revenue and earnings growth realized over the prior periods resulted from another solid performance of our core emergency staffing operations and meaningful contributions from new contractual relationships generated by both new business wins and acquisition activities. From a cost management perspective, the significant investments we have made in patient safety and other risk management programs have benefited the Company through continued favorable trends in professional liability claims and losses. These investments have provided an opportunity to moderate the growth rate in this important cost element of our business. As a result of both earnings growth and disciplined management of our working capital, operating cash flow during the first six months of 2007 increased by 78%, and enabled us to further reduce our outstanding indebtedness by $6.8 million during the year.

“Although we have been able to report overall favorable financial results, like other healthcare service providers, we have continued to experience an increase in the percentage of our patients without healthcare insurance. This development necessitates an additional amount of provision for uncollectible accounts. We continue to monitor the various proposals for addressing this issue of national concern. In addition, we are actively participating in various initiatives in support of national legislation to address the currently flawed methodology for calculating annual physician Medicare increases with a specific focus on reversing the proposed physician Medicare reduction currently scheduled for 2008.

In spite of the challenges inherent in today’s healthcare industry, we are very pleased with the Company’s operating and financial performance thus far during the year. This positive performance is directly attributable to the ongoing efforts of our healthcare providers and our administrative support team who are focused on the delivery of high quality patient care and valued services to our patients and hospital customers each day. As we begin the second half of 2007, we are confident that we have the right strategies and capabilities in place to build further momentum in the marketplace and increase our long-term growth and drive profitability.”

About Team Health

Founded in 1979, Team Health is headquartered in Knoxville, Tennessee. Team Health is affiliated with over 5,700 healthcare professionals who provide emergency medicine, radiology, hospitalist, urgent care and pediatric staffing and management services to over 600 civilian and military hospitals, surgical centers and clinics in 45 states. For more information about Team Health, visit www.teamhealth.com.

As previously announced, Team Health will hold an investor conference call at 9:00 a.m. Eastern Time on Friday, August 10, 2007. All interested parties may listen to the call by calling (888) 290-3292. A taped replay of the call will be available after 11:00 a.m. Eastern Time Friday, August 10, 2007, through midnight on Friday, August 17, 2007, by calling (800) 642-1687, access code 10418499.

Statements made in this communication that are not historical facts and that reflect the current view of Team Finance LLC or Team Health, Inc. (collectively the “Company”) about future events and financial performance are hereby identified as “forward looking statements.” Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict” and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies. The Company cautions readers of this communication that such “forward looking statements”, including without limitation, those relating to the Company’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this communication or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements”. Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements, include, but are not limited to those factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including filings on Forms 10-Q and 10-K.

The Company disclaims any intent or obligation to update “forward looking statements” made in this communication to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

- tables attached -

Team Finance LLC

Financial Highlights

	Three Months Ended June 30,
	2007	2006
	(Unaudited) (In thousands)
Net revenue	$518,945	$453,760
Provision for uncollectibles	215,373	185,956

Net revenue less provision for uncollectibles	303,572	267,804
Cost of services rendered
Professional service expenses	233,756	203,319
Professional liability costs	11,889	12,147

Gross profit	57,927	52,338
General and administrative expenses	27,873	27,016
Management fee and other expenses	885	938
Depreciation and amortization	3,609	7,106
Interest expense, net	13,307	14,110

Earnings before income taxes	12,253	3,168
Provision for income taxes	4,660	965

Net earnings	$7,593	$2,203

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Team Finance LLC

Financial Highlights

	Six Months Ended June 30,
	2007	2006
	(Unaudited) (In thousands)
Net revenue	$1,006,451	$871,918
Provision for uncollectibles	400,224	340,232

Net revenue less provision for uncollectibles	606,227	531,686
Cost of services rendered
Professional service expenses	462,420	399,344
Professional liability costs	6,214	11,671

Gross profit	137,593	120,671
General and administrative expenses	57,281	53,150
Management fee and other expenses	1,818	1,815
Impairment of intangibles	—	9,523
Depreciation and amortization	7,113	14,241
Interest expense, net	27,774	27,895

Earnings before income taxes	43,607	14,047
Provision for income taxes	16,983	6,913

Net earnings	$26,624	$7,134

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Team Finance LLC

Financial Highlights

Under the indenture governing the senior subordinated notes, the Company’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and paying certain dividends is tied to ratios based on Adjusted EBITDA (which is defined as “EBITDA” in the indenture). Adjusted EBITDA under the indenture is defined as net earnings as further adjusted to exclude unusual items, non-cash items and the other adjustments shown in the table below. We believe that the disclosure of the calculation of Adjusted EBITDA provides information that is useful to an investor’s understanding of the Company’s liquidity and financial flexibility. EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. Adjusted EBITDA as calculated under the indenture for the senior subordinated notes is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net earnings	$7,593	$2,203	$26,624	$7,134
Interest expense, net	13,307	14,110	27,774	27,895
Provision for income taxes	4,660	965	16,983	6,913
Depreciation and amortization	3,609	7,106	7,113	14,241

EBITDA	29,169	24,384	78,494	56,183
Impairment of intangibles (a)	—	—	—	9,523
Management fee and other expenses (b)	885	938	1,818	1,815
Restricted unit expense (c)	140	140	280	337
Insurance subsidiary interest income	846	435	1,486	933
Severance and other charges	250	(23)	1,638	494

Adjusted EBITDA*	$31,290	$25,874	$83,716	$69,285

*	Adjusted EBITDA totals include the effects of professional liability loss reserve adjustments of $12,068 and $19,600 for the six months ended June 30, 2006 and 2007, respectively.
(a)	Includes impairment of goodwill as well as contract intangibles.
(b)	Reflects management sponsor fee and loss on disposal of assets.
(c)	Reflects costs related to the recognition of expense in connection with the issuance of restricted units under the 2005 unit plan.

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Team Finance LLC

Financial Highlights

	June 30, 2007	December 31, 2006
	(in thousands)
Balance Sheet Data
Cash and cash equivalents	$4,656	$3,999
Accounts receivable, net	209,601	207,031
Long term debt, including current portion	633,625	642,550

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